Exhibit 10.39
NORTHFIELD BANK EMPLOYMENT AGREEMENT
This employment agreement (this “Agreement”) is made effective as of the __________ (the “Effective Date”), by and between Northfield Bank (the “Bank”), a federally- chartered savings bank with its principal offices at 1731 Victory Boulevard, Staten Island, New York 10314-3598, and __________ (“Executive”).

WITNESSETH:

WHEREAS, the Bank is a wholly-owned subsidiary of Northfield Bancorp, Inc., a stock holding company chartered in the State of Delaware (the “Company”) ; and

WHEREAS, the Executive is currently employed as Executive Vice President and __________ of the Bank; and

WHEREAS, the Bank desires to assure itself of the continued availability of the Executive’s services as provided in this Agreement, and Executive is willing to continue to serve in the employ of the Bank on a full-time basis on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.POSITION AND RESPONSIBILITIES.

During the term of Executive’s employment hereunder, Executive agrees to serve as an Executive Vice President of the Bank. Executive shall perform administrative and management services for the Bank which are customarily performed by persons serving in the capacity of Executive Vice Presidents. During said period, Executive also agrees to serve as an officer and director of any subsidiary of the Bank or the Company

2.TERM OF EMPLOYMENT.

(a)The term of Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue thereafter for a period of three (3) years. Commencing on __________ (which, for purposes of this Agreement, shall be referred to as the “Anniversary Date”), the Board of Directors of the Bank (the “Board”) shall evaluate the services of the Executive and make a determination as to whether the term of this Agreement shall renew through __________. Continuing on each Anniversary Date thereafter, the Board shall again evaluate the services of the Executive and determine whether this Agreement shall renew for an additional year such that the remaining term of this Agreement is three (3) years unless a notice of nonrenewal (“Non Renewal Notice”) is given. The Compensation Committee comprised of independent board members (as defined in applicable listing standards for the trading market on which the Company’s stock is trading) will conduct a performance evaluation and review of Executive annually for purposes of determining whether to give notice not to extend the term of this Agreement, and the results thereof shall be included in the minutes of the

Compensation Committee meeting. The Compensation Committee will present its findings to the Board and the independent members (as defined above) of the full Board must approve the renewal or nonrenewal. If a determination is made not to renew this Agreement with the Executive, the Company must provide a Non Renewal Notice at least thirty (30) days prior to such Anniversary Date, in which case the term of this Agreement shall become fixed and shall end two (2) years following such Anniversary Date.

(b)Notwithstanding anything contained in this Agreement to the contrary, either Executive or the Bank may terminate Executive’s employment with the Bank at any time during the term of this Agreement, subject to the terms and conditions of this Agreement.

3.COMPENSATION AND REIMBURSEMENT.

(a)The compensation specified under this Agreement shall constitute consideration paid by the Bank in exchange for duties described in Section 1 of this Agreement. The Bank shall pay Executive, as compensation, a salary of not less than __________ per year (“Base Salary”). Base Salary shall include any amounts of compensation deferred by Executive under any employee benefit plan or deferred compensation arrangement maintained by the Bank. Such Base Salary shall be payable bi-weekly or, if different, in accordance with the Bank’s customary payroll practices. During the term of this Agreement, Executive’s Base Salary shall be reviewed at least annually by the 31st day of each January. Such review shall be conducted by the Board or by a committee designated by the Board. The committee or the Board may increase (but not decrease) Executive’s Base Salary at any time. Any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement. The Board may engage the services of an independent consultant to assist in determining an appropriate Base Salary. In addition to the Base Salary provided in this Section 3(a), the Bank shall also provide Executive with all such other benefits as are provided uniformly to full-time employees of the Bank, on the same basis (including cost) that such benefits are provided to other senior officers of the Bank.

(b)In addition to the Base Salary provided for in Section 3(a), the Bank will provide Executive with the opportunity to participate in employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving a benefit from immediately prior to the beginning of the term of this Agreement, and any other employee benefit plans, arrangements and perquisites suitable for the Bank’s senior executives adopted by the Bank subsequent to the Effective Date. The Bank will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder (other than changes that would apply equally to all other employees or senior officers, as applicable, participating in such plans, arrangements or perquisites) without separately providing for an arrangement that ensures Executive receives, or will receive, the economic value that Executive would otherwise lose as a result of such adverse effect. Without limiting the generality of the foregoing provisions of this Section 3(b), Executive shall be entitled to participate in or receive benefits under any employee benefit plans, whether tax-qualified or otherwise, including, but not limited to, retirement plans, supplemental retirement plans, deferred compensation plans, pension plans, profit-sharing plans, employee stock ownership plans, stock award or stock option plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements (including designation by the Board of eligibility to participate, if applicable). Executive shall also be entitled to incentive compensation and bonuses as provided in any plan or arrangement of the Bank in which Executive is eligible to participate (and she shall be entitled to a pro rata distribution under any incentive compensation or bonus plan, in accordance with the terms of such plan(s), as to any year in which Executive’s termination of employment occurs prior to the last day of the Bank’s fiscal year, other than Termination for Just Cause). Nothing paid to Executive under any such plans or arrangements will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(c)In addition to the Base Salary provided for by Section 3(a) and other compensation and benefits provided for by Section 3(b), the Bank shall pay or reimburse Executive for all reasonable expenses incurred by Executive in performing her obligations under this Agreement in accordance with the Bank’s reimbursement policies. Such reimbursements shall be made promptly by the Bank, and, in any event, not later than March 15 of the year immediately following the calendar year in which Executive incurred such expense.

(d)Executive shall be entitled to paid time off in accordance with the standard policies of the Bank for senior executive officers, but in no event less than thirty (30) days paid time off during each year of employment. Executive shall receive her Base Salary and other benefits during periods of paid time off. Executive shall also be entitled to paid legal holidays in accordance with the policies of the Bank. Executive shall also be entitled to sick leave in accordance with the policies of the Bank, but in no event less than the number of days of sick leave per year to which Executive was entitled at the Effective Date of this Agreement.

4.OUTSIDE ACTIVITIES.

During the term of her employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods and reasonable leaves of absence approved by the Board, Executive shall devote substantially all her business time, attention, skill, and efforts to the faithful performance of her duties hereunder. Executive also may serve as a member of the board of directors of business, trade association, community and charitable organizations subject to the annual approval of the Board; provided that in each case such service shall not materially interfere with the performance of her duties under this Agreement or present any conflict of interest. Executive shall provide to the Board annually a list of all organizations for which Executive serves as a director or in a similar capacity for purposes of obtaining the Board’s approval of Executive’s service on the boards of such organizations. Such service to and participation in outside organizations shall be presumed for these purposes to be for the benefit of the Bank, and the Bank shall reimburse Executive her reasonable expenses associated therewith, except for such items that are tax deductible by the Executive as charitable contributions. Any such reimbursements shall be made promptly by the Bank and, in any event, not later than March 15 of the year immediately following the calendar year in which Executive incurred such expense.

5.PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

(a)Upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement, the provisions of this Section 5 shall apply. As used in this Agreement, an “Event of Termination” shall mean and include any of the following:

(i)the termination by the Bank of Executive’s full-time employment hereunder for any reason other than termination governed by Section 6 (Termination for Just Cause) or termination governed by Section 7 (Termination for Disability or Death); or

(ii)Executive’s resignation from the Bank’s employ for any of the following reasons (each of which shall be deemed a “Good Reason”):

(A)the failure to elect or reelect or to appoint or reappoint Executive as an Executive Vice President of the Bank (without Executive’s consent);

(B)a material change in Executive’s functions, duties, or responsibilities with the Bank, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above;

(C)a relocation of Executive’s principal place of employment by more than 35 miles from the corporate office located at 581 Main Street, Woodbridge, New Jersey;

(D)a material reduction in the benefits and perquisites to Executive from those being provided as of the Effective Date of this Agreement, other than a reduction that is part of a Bank-wide reduction in pay or benefits;

(E)a liquidation or dissolution of the Company or the Bank, other than a liquidation or dissolution that is caused by a reorganization that does not affect the status of the Executive; or

(F)a material breach of this Agreement by the Bank.

Upon the occurrence of any event described in clauses (A), (B), (C), (D),
(E) or (F), above, Executive shall have the right to elect to terminate her employment under this Agreement by resignation upon not less than sixty (60) days prior written Notice of Termination, as defined in Section 9(a), given within ninety (90) days after the event giving rise to said right to elect. Thereafter, the Bank shall have thirty (30) days to cure the Good Reason, which period may be waived by the Bank. If the Bank cures, the Executive’s right to resign and receive a payment shall be eliminated. Notwithstanding the preceding, in the event of a continuing breach of this Agreement by the Bank, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of her rights under this Agreement and this Section solely by virtue of the fact that Executive has submitted her resignation, provided Executive has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (A), (B), (C), (D) or (F) above.

(iii)Executive’s resignation for Good Reason or Executive’s involuntary termination of employment by the Bank on the effective date of, or at any time following, a Change in Control of the Bank or the Company during the term of this Agreement, provided that in the case of Executive’s resignation for Good Reason, the Executive provides a Notice of Termination and follows the procedures set forth in Section 5(a)(ii) above. For these purposes, a Change in Control of the Bank or the Company shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) without limitation such a Change in Control shall be deemed to have occurred at such time as
(a)any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities except for any securities purchased by the Bank’s employee stock ownership plan or trust; or (b) individuals who constitute the Board of Directors of the Company on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least a majority of the directors shall be, for purposes of this clause (b), considered as though she were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs; or (d) a proxy statement is distributed soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations or financial institutions, and as a result of such proxy solicitation, a plan of reorganization, merger, consolidation or similar transaction involving the Company is approved by the requisite vote of the Company’s stockholders; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

(b)Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 9(b), the Bank shall be obligated to pay Executive, or, in the event of her subsequent death, her beneficiary or beneficiaries, or her estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal to the sum of: (i) her earned but unpaid salary as of the date of her termination of employment with the Bank; (ii) the benefits, if any, to which she is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Bank’s or Company’s officers and employees; (iii) the remaining Base Salary and incentive compensation or bonus payments that Executive would have earned, in accordance with Sections 3(a) and 3(b), if she had continued her employment with the Bank for a twenty-four (24) month period following her termination of employment, and had earned a bonus and/or incentive award in each year equal in amount to the average bonus and/or incentive award earned by her over the two calendar years preceding the year in which the termination occurs in the case of a termination pursuant to Section 5(a)(i) or 5(a)(ii), or the highest annual bonus and/or incentive award earned by her in any of the two calendar years preceding the year in which the termination occurs in the case of a termination pursuant to Section 5(a)(iii). Any payments hereunder shall be made in a lump sum within thirty (30) days after the Date of Termination, or in the event Executive is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), and to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made to Executive prior to the first day of the seventh month following Executive’s Date of Termination. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

(c)Upon the occurrence of an Event of Termination, the Bank will cause to be continued life insurance and non-taxable, medical and dental and disability coverage substantially identical to the coverage maintained by the Bank for Executive and her family prior to Executive’s termination. Such coverage shall continue at the Bank’s expense for a period of eighteen (18) months from the Date of Termination. If the Bank cannot provide one or more of the benefits set forth in this paragraph because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, would subject the Bank or Executive to penalties, then the Bank shall pay the Executive, to the extent possible under Code Section 409A, a cash lump sum payment reasonably estimated to be equal to the value of such benefits, with value to be determined by the policy premium paid for such coverage by the Bank, or for self insured benefits provided by the Bank, the fully equivalent rate(s) provided by the insurance provider(s), as applicable. Such cash lump sum payment shall be made within thirty (30) days after the Date of Termination, (or if later, the date on which it is determined that providing such benefits would subject the Bank or Executive to penalties, or in the event Executive is a Specified Employee (with the meaning of Treasury Regulation Section 1.409A-1(i)), and to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made to Executive prior to the first day of the seventh month following Executive’s Date of Termination. Notwithstanding the foregoing, if making a lump sum payment for any portion of such amount would violate Code Section 409A as an “impermissible acceleration,” then such portion would be paid to the Executive at the same time and in the same manner as the premiums for such benefit(s) would otherwise have been paid.

(d)Notwithstanding anything herein to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to Executive under this Agreement, either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of Executive, constitute an “excess parachute payment” under Code Section 280G, or any successor thereto, and in order to avoid such a result, Executive’s benefits hereunder shall be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Code Section 280G. The allocation of the reduction required hereby shall be determined by Executive, provided, however, that if it is determined that such election by Executive shall be in violation of Code Section 409A, the allocation of the required reduction shall be pro-rata.

(e)This Agreement is intended to comply with the requirements of Code Section 409A (including the exceptions thereto), to the extent applicable, and the Bank shall administer and interpret this Agreement in accordance with such requirements. If any provision contained in this Agreement conflicts with the requirements of Code Section 409A (or the exemptions intended to apply under this Agreement), this Agreement shall be deemed to be reformed to comply with the requirements of Code Section 409A (or the applicable exemptions thereto). For purposes of Section 5, an “Event of Termination” as used herein shall mean “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, provided, however, that the Bank and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

(f)Any payments or benefits payable as a result of an Event of Termination under Sections 5(a)(i) or 5(a)(ii) shall be contingent on Executive’s execution and non-revocation of a release (the “Release”), satisfactory to the Bank and the Company, of all claims that Executive or any of Executive’s affiliates or beneficiaries may have against the Bank, the Company or any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to Executive’s employment relationship, including claims under the Age Discrimination in Employment Act (“ADEA”), but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement. In order to comply with the requirements of Section 409A of the Code and the ADEA, the Release must be provided to Executive no later than the date of her Separation from Service and Executive, the Company and the Bank must execute the Release within twenty-one
(21) days (or such longer period as may be required by applicable law) after the date of termination without subsequent revocation by Executive within seven (7) days after execution of the Release.

(g)Executive may voluntarily terminate her employment during the term of this Agreement (other than for Good Reason) upon at least ninety (90) days prior written notice to the Board of Directors of the Bank. In its discretion, the Board of Directors may accelerate Executive’s termination date. Upon Executive’s voluntary termination, she will receive only her compensation and vested rights and benefits to the date of her termination. Following her voluntary termination of employment under this Section 5(f), Executive will be subject to the requirements and restrictions set forth in Sections 11(a) and 11(c) of this Agreement.

6.TERMINATION FOR JUST CAUSE.

(a)The term “Termination for Just Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Bank’s Code of Ethics, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Board of Directors of the Bank will likely cause substantial financial harm or substantial injury to the reputation of the Bank, willfully engaging in actions that in the reasonable opinion of the Board of Directors of the Bank will likely cause substantial financial harm or substantial injury to the business reputation of the Bank, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the contract.

(b)Notwithstanding Section 6(a), the Bank may not terminate Executive for Just Cause unless and until there shall have been delivered to her a Notice of Termination by the Chief Executive Officer of the Bank, finding that in his good faith opinion, Executive was guilty of conduct justifying Termination for Just Cause. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Just Cause. During the period beginning on the date of the Notice of Termination for Just Cause pursuant to this Section 6(b) through the Date of Termination, any unvested stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Bank, the Company or any subsidiary or affiliate thereof, vest. At the Date of Termination, any such unvested stock options and related limited rights and any such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Just Cause. In the Event of Executive’s Termination for Just Cause, Executive shall resign as a director of the Company and the Bank, and as a director and/or officer of any subsidiary or affiliate of the Company and/or the Bank.

7.TERMINATION FOR DISABILITY OR DEATH.

(a)The Bank or Executive may terminate Executive’s employment after having established Executive’s Disability. For purposes of this Agreement, “Disability” shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or (iii) Executive is determined to be totally disabled by the Social Security Administration.

(b)In the event of such Disability, Executive’s obligation to perform services under this Agreement will terminate. In the event of such termination, Executive shall continue to receive her Base Salary, as defined in Section 3(a), at the rate in effect on the Date of Termination for period of one (1) year following the Date of Termination by reason of Disability. Such payments shall be reduced by the amount of any short- or long-term disability benefits payable to Executive under any disability program sponsored by the Company or the Bank, and if the disability insurance payments are excludable from Executive’s income for federal income tax purposes, such amounts due Executive under this Section 7(b), shall be tax adjusted, assuming a combined federal, state and city tax rate of 38%, for purposes of determining the reduction in the payments due under this Agreement to reflect the tax-free nature of the disability insurance payment. By way of illustration, a $100 tax-free disability insurance payment shall reduce the payment due under this Agreement by $161.30. In addition, in the event of termination due to Executive’s Disability, the Bank will continue to provide to Executive and her dependents for a period of one (1) year, the non-taxable medical, dental and other health benefits that were provided by the Bank to Executive and Executive’s family prior to the occurrence of Executive’s Disability, on the same terms (including cost to Executive) that were being provided to Executive immediately prior to the termination (except to the extent such benefits are changed in their application to all continuing employees of the Bank).

(c)In the event of Executive’s death during the term of this Agreement, her estate, legal representatives or named beneficiary or beneficiaries (as directed by Executive in writing) shall be paid Executive’s Base Salary, as defined in Section 3(a), at the rate in effect at the time of Executive’s death for a period of one (1) year from the date of Executive’s death, and the Bank will continue to provide Executive’s family the same non-taxable medical, dental, and other health benefits that were provided by the Bank to Executive’s family immediately prior to Executive’s death, on the same terms, including cost, as if Executive were actively employed by the Bank, except to the extent the terms (including cost) of such benefits are changed in their application to all continuing employees of the Bank, such coverage to continue for a period of one (1) year after the date of Executive’s death.

(d)If the Bank cannot provide one or more of the non-taxable medical, dental or other health benefits set forth in Subsection (b) or (c) above because Executive is no longer an employee or in the event of the Executive’s death, the benefits extend beyond the applicable COBRA period for the Executive’s dependent(s), or applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated would subject the Bank or Executive (or Executive’s dependent(s), as applicable) to penalties, then the Bank shall pay the Executive (or her dependent(s)) a cash lump sum payment reasonably estimated to be equal to the value of such benefits with value to be determined by the policy premium paid for such coverage by the Bank, or for self insured benefits provided by the Bank, the fully equivalent rate(s) provided by the insurance provider(s), as applicable, within thirty (30) days after the date on which the Bank determines that it cannot provide such benefit directly. Notwithstanding the foregoing, if making a lump sum payment for any portion of such amount would violate Code Section 409A as an “impermissible acceleration,” then such portion would be paid to the Executive or her dependent(s) at the same time and in the same manner as the premiums for such benefit(s) would otherwise have been paid.

8.TERMINATION UPON RETIREMENT.

Termination of Executive’s employment based on “Retirement” shall mean voluntary termination of Executive’s employment on or after age 65. Upon Executive’s termination based on Retirement, no amounts or benefits shall be due Executive under this Agreement. Executive shall be entitled to receive only her compensation and vested rights and benefits to the date of her termination. Upon Executive’s termination based on Retirement, Executive will be subject to the requirements and restrictions set forth in Sections 11(a) and 11(c) of this Agreement.

9.NOTICE.

(a)Any notice required under this Agreement shall be in writing and hand-delivered to the other party. Any termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon.

(b)“Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that she shall not have returned to the performance of her duties on a full-time basis during such thirty (30) day period), and (B) if her employment is terminated for any other reason, the date specified in the Notice of Termination.

(c)If the party receiving a Notice of Termination desires to dispute or contest the basis or reasons for termination, the party receiving the Notice of Termination must notify the other party within thirty (30) days after receiving the Notice of Termination that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence pursuant to Section 20 of this Agreement. During the pendency of any such dispute, neither the Company nor the Bank shall be obligated to pay Executive compensation or other payments beyond the Date of Termination.

10.POST-TERMINATION OBLIGATIONS.

Executive shall, upon reasonable notice, furnish such information and assistance honestly and in good faith to the Bank or the Company as may reasonably be required by the Bank or the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party. All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 10 for one (1) full year after the earlier of the expiration of this Agreement or termination of Executive’s employment with the Bank.

11.NON-COMPETITION, NON-SOLICITATION AND, NON-DISCLOSURE

(a)Upon any termination of Executive’s employment during the term of this Agreement (other than a termination pursuant to Section 5(a)(iii)), Executive agrees for a period of one (1) year not to directly or indirectly, solicit, hire, or entice any of the following to cease, terminate, or reduce any relationship with the Bank or the Company or to divert any business from the Bank or the Company: (i) any person who was an employee of the Bank or the Company during the term of this Agreement; or (ii) any customer or client of the Bank or the Company. Further,

Executive will not directly or indirectly disclose the names, addresses, telephone numbers, compensation, or other arrangements between the Bank or the Company and any individual or entity described in Sections (i) and (ii) of this Section 11(a). The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Subsection agree that in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employees and all persons acting for or under the direction of Executive. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

(b)Upon a termination of Executive’s employment hereunder as a result of which the Bank or Company is paying Executive benefits under sections 5(a)(i) or 5(a)(ii) of this Agreement, Executive agrees not to compete with the Bank for a period of one (1) year following such termination in any city, town or county in which the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Subsection agree that in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employees and all persons acting for or under the direction of Executive. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

(c)Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Bank or the Company as it may exist from time to time, are valuable, special and unique assets of the business of the Bank or the Company. Executive will not, during or after the term of her employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Bank or the Company to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board of Directors or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank or the Company. Further, Executive may disclose information regarding the business activities of the Bank or the Company to any bank regulator having regulatory jurisdiction over the activities of the Bank or the Company, pursuant to a formal regulatory request. In the event of a breach, or threatened breach, by Executive of the provisions of this Section, the Bank or the Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or the Company, or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

12.SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

13.EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit, compensation, tax indemnification or other provision inuring to the benefit of Executive under any agreement between Executive, the Bank or the Company. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to her without reference to this Agreement.

14.NO ATTACHMENT.

(a)Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

15.MODIFICATION AND WAIVER.

(a)This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

16.REQUIRED PROVISIONS.

(a)The Bank's Board may terminate Executive's employment at any time and for any reason, but any termination by the Bank's Board, other than Termination for Just Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement.

(b)If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) (12 U.S.C. 1818(e)(3)) or 8(g) (12 U.S.C. 1818(g)) of the Federal Deposit Insurance Act, the Bank's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c)If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e) (12 U.S.C. 1818(e)) or 8(g) (12 U.S.C.1818(g)) of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)If the Bank is in default as defined in Section 3(x) (12 U.S.C. 1813(x)(1)) of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)All obligations of the Bank under this Agreement may be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank; (i) by the Comptroller of the Office of the Comptroller of the Currency (“OCC”) or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Comptroller or his or her designee at the time the Comptroller, or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any rules and regulations promulgated thereunder, including 12 C.F.R. Part 359, and to the extent applicable, 12 C.F.R. §163.39.

17.SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provisions of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18.HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New York, without regard to its conflict of law principles, unless superseded by federal law or otherwise specified herein.

20.ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, sitting in a location selected by Executive within fifty (50) miles from the principal office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (“National Rules”) then in effect. The Bank shall provide a list of three or more arbitrators to Executive from which Executive shall select the arbitrator. If the parties are unable to agree within fifteen (15) days from the date the Bank presents the list to Executive, the arbitrator shall be appointed for them from a panel of arbitrators selected in accordance with the National Rules. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

21.PAYMENT OF COSTS AND LEGAL FEES AND REINSTATEMENT OF BENEFITS.

In the event any dispute or controversy arising under or in connection with Executive’s termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of: (1) all legal fees incurred by Executive in resolving such dispute or controversy; (2) any back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement; and (3) any other compensation otherwise due Executive as a result of a breach of this Agreement by the Bank. Any payments pursuant to this Section 21 shall occur no later than two and one-half months after the dispute is settled or resolved in Executive’s favor.

22.INDEMNIFICATION.

(a)The Bank and the Company shall provide Executive (including her heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense. The Bank shall indemnify Executive (and her heirs, executors and administrators) to the fullest extent permitted under OCC regulations, or its successors, against all expenses and liabilities reasonably incurred by her in connection with or arising out of any action, suit or proceeding in which she may be involved by reason of her having been a director or officer of the Bank (whether or not she continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, advancement of legal fees and expenses, judgments, court costs and attorneys’ fees and the

Exhibit 10.39
cost of reasonable settlements, provided, however, the Bank or Company shall not be required to pay or reimburse her for any civil money penalty or judgment resulting from any administrative or civil action instituted by any federal banking agency, or any other liability or legal expense with regard to any administrative proceeding or civil action instituted by any federal banking agency which results in a final order or settlement pursuant to which she:
(i) Is assessed a civil money penalty;
(ii) Is removed from office or prohibited from participating in the conduct of the affairs of the insured depository institution; or
(iii) Is required to cease and desist from or take any affirmative action described in section 8(b) of the Federal Deposit Insurance Act with respect to the Bank.
Any such indemnification shall be made consistent with OCC regulations, or its successors, and Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

(b)Notwithstanding the foregoing, no indemnification shall be made unless the Bank or Company gives the OCC, or its successors, at least sixty (60) days’ notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the Board of the Bank or Company, and shall be sent to the district deputy comptroller of the OCC, or its successors, together with a request to promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OCC, or its successors, advises the Bank or Company in writing within such notice period, of its objection thereto.

23.SUCCESSOR TO THE BANK.

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

24.NON WAIVER.

The failure of one party to insist upon or enforce strict performance by the others of any provision of this Agreement or to exercise any right, remedy or provision of this Agreement will not be interpreted or construed as a waiver or relinquishment to any extent of such party’s right to enforce or rely upon same in that or any other instance.

IN WITNESS WHEREOF the Bank and Executive have signed (or caused to be signed) this Agreement, effective as of __________.

Attest:		Northfield Bank
By:
Secretary	Title:

Attest:		Executive

Secretary		Name of Executive and Title

Northfield Bancorp, Inc.
(The Company is executing this Agreement only for the purposes of acknowledging the obligations of the Company hereunder.)
Attest:
By:
Secretary	Title:

The following table sets forth material differences between the employment agreements for the following individuals:

Executive	Effective Date	Title	Compensation at Effective Date	Payment to Executive upon an Event of Termination
David V. Fasanella	August 27, 2018	Executive Vice President and Deputy Chief Lending Officer	$330,000	A relocation of Executive’s principal place of employment by more than 35 miles from the corporate office located at 581 Main Street, Woodbridge, New Jersey; and in no circumstances, more than 70 miles from Executive’s principal residence on the date his employment commences, including a relocation out of the state of New Jersey;
Tara L. French	November 15, 2017	Executive Vice-President and Chief Administrative Officer	$325,000	A relocation of Executive’s principal place of employment by more than 35 miles from the corporate office located at 581 Main Street, Woodbridge, New Jersey;
Robin Lefkowitz	January 1, 2018	Executive Vice President and Director of Branch Administration and Business Development of the Bank	$232,500	A relocation of Executive’s principal place of employment by more than 35 miles from the corporate office located at 581 Main Street, Woodbridge, New Jersey;